Hartman INCOME REIT	2909 Hillcroft # 420 Houston, Texas 77057 www.hi-reit.com

Press Release

     Hartman INCOME REIT adds to Dallas RETAIL Portfolio

  Hartman Income REIT, Inc., a Houston based Real Estate Investment Trust, announced today that Hartman Short Term Properties XX, Inc. an affiliate, has purchased Cooper Street Shopping Center from Regency Centers, LP.

  Cooper Street SC –A 127,696 square foot, three (3) building retail center with one (1) single tenant pad site at the highly desirable intersection of Cooper Street and Interstate 20 in Arlington Texas.

  Lead tenants at Cooper Street Shopping Center include: Home Depot, the largest home improvement retailer in the United States, Office Max a leader in both business-to-business office products solutions and retail office products, America’s largest   K& G Men’s Store, a rapidly growing chain of no-frills, discount-priced men's clothing stores and T.G.I Fridays, casual dining restaurant and bar that caters to singles with locations all around the world.

  Cooper Street Plaza’s location along Interstate 20 and its proximity to several other highways provides it with access to consumers from almost anywhere in the southern half of the DF W Metroplex.  Interstate 20 is one of the main freeways in the DFW Metroplex which connects Dallas and Fort Worth.  Several of the country’s largest retailers are located within the immediate trade area and boast excellent sales figures. The retail corridor contains approximately 6 million square feet of retail space and attracts an estimated 40 million visitors per year within one mile.   Hartman’s business plan is to stabilize the center at submarket rates.  Chris Cozby, Chris Gerard and Kevin Holland of CB Richard Ellis represented the seller, Regency Centers and Dave Wheeler and Julian Kwok, CCIM represented the buyer, Hartman Short Term Properties XX, Inc.

                  Hartman Income REIT’s existing Portfolio

Hartman Income REIT, headquartered in Houston, Texas, is a $330,000,000 Real Estate Investment Trust which owns and/or manages 34 properties with 4,770,000 square feet of office, industrial and retail space. Our properties are located in Houston, Dallas and San Antonio, Texas. For more information, please contact Dave Wheeler, at 214-432-3706.